UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K
_____________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 25, 2007

Keryx Biopharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30929 (Commission File Number)	13-4087132 (IRS Employer Identification No.)

750 Lexington Avenue
New York, New York 10022
(Address of Principal Executive Offices)

(212) 531-5965
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On April 25, 2007, Keryx Biopharmaceuticals, Inc. (“Keryx”) entered in a new employment agreement with I. Craig Henderson, M.D., to continue to serve as Keryx’s President. The new employment agreement supersedes the employment agreement between Dr. Henderson and Keryx dated January 31, 2004, which expired on January 31, 2007. The new agreement terminates on April 25, 2009, subject to automatic one-year renewals unless either party provides six months prior written notice of non-renewal.

Under the employment agreement, Dr. Henderson’s base salary will be equal to $315,000, with annual salary increases to be determined in accordance with Keryx’s corporate policies. Dr. Henderson is also eligible to receive an annual bonus equal to up to 50% of his base salary if certain performance objectives set by Keryx’s Chief Executive Officer and Dr. Henderson are met.

Dr. Henderson was granted 150,000 restricted shares of Keryx common stock (the “Restricted Shares”). Fifty thousand shares of the Restricted Shares were granted under Keryx’s 2004 Long-Term Incentive Plan. The remaining 100,000 Restricted Shares are subject to stockholder approval of Keryx’s 2007 Incentive Plan at its Annual Meeting of Stockholders to be held on June 20, 2007. The Restricted Shares will vest as follows: 50,000 Restricted Shares vested immediately upon execution of the employment agreement; 50,000 Restricted Shares vest on April 25, 2008; and 50,000 Restricted Shares vest on April 25, 2009. In addition, Dr. Henderson is also entitled to cash milestone bonuses as follows:

•	$1,000,000 upon the approval of a New Drug Application, or NDA, for any of Keryx’s drugs by the United States Food and Drug Administration, or FDA;

•	$1,000,000 upon the approval of a second NDA for any of Keryx’s drugs by the FDA;

•
$250,000 upon commencement of the first pivotal clinical trial under a Special Protocol Assessment, or SPA, for an oncology compound in 2007 (and an additional $50,000 for each additional pivotal clinical trial under the SPA);

•	$250,000 upon the completion of the first pivotal clinical trial under an SPA for an oncology compound;

•	$250,000 upon commencement of the first pivotal clinical trial under an SPA for a second oncology compound (and an additional $50,000 for each additional pivotal clinical trial under the SPA); and

•	$250,000 upon the completion of the first pivotal clinical trial under an SPA for a second oncology compound.

Dr. Henderson’s employment will continue until terminated by either party. Either party may terminate Dr. Henderson’s employment at any time, provided however, that if such termination occurs without cause or for good reason, Dr. Henderson will receive a lump sum payment equal to one year’s base salary and any earned and unpaid bonus. Dr. Henderson shall also receive one additional year of vesting on all time-based stock options and Restricted Shares.

If Dr. Henderson’s employment is terminated without cause or he resigns for good reason in anticipation of or within 12 months following a change of control which values Keryx in excess of $500 million, then Dr. Henderson will be entitled to a lump sum payment of one year’s base salary and any earned and unpaid bonus. Additionally, Dr. Henderson will be entitled to immediate vesting of all unvested stock options, Restricted Shares, and immediate payment of the cash milestone bonuses, and any stock options shall be exercisable until the earlier of two years following such termination or the full term of such options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc. (Registrant)

Date: April 30, 2007	By:	/s/ Beth F. Levine
Beth F. Levine Senior Vice President, General Counsel, Chief Compliance Officer and Secretary